Exhibit 10.53

*Portions of the exhibit have been excluded because it is both not material and is the type of information that the registrant treats as private or confidential.

AMENDMENT TO LEASE

This AMENDMENT TO LEASE dated August 10, 2023, is by and between Altman Investment Company, LP ("Landlord") and Capricor Therapeutics, Inc. ("Tenant").

A.	WHEREAS Landlord and Tenant entered into that certain Lease Agreement, made as of July 16, 2021, for the lease of a portion of the ground floor ("Premises") of 10865 Altman Row, San Diego, California.

B.	WHEREAS the Parties seek to amend the Lease to, among other things, increase the square footage of the premises and increase the monthly rental amount.

C.	WHEREAS any terms set forth herein that are capitalized, but not defined herein, shall be given the same meaning set forth in the Lease.

NOW, THEREFORE, for valid consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

1.	Base Rent. Effective October 1, 2023, the Base Rent shall be Fifty-Eight Thousand Four Hundred and Nine Dollars ($58,409) per month.

2.	Premises. The square footage ofthe Premises is modified to 12,161 rentable square feet.

3.	Pro Rata share of Building: Tenant's pro rata share of the building is [***].

All other terms and conditions of the Lease remain unmodified and in full force and effect. The Lease, including this Amendment, is hereby ratified, and shall be considered to be the only agreements between the Parties hereto.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date written below.

LANDLORD		TENANT
Altman Investment Company, LP		Capricor Therapeutics, Inc.
By:	/s/ David Odmark	By:	/s/ AJ Bergmann
Name:	David Odmark	Name:	AJ Bergmann
Title:	Owner	Title:	Chief Financial Officer
Date:	8/10/2023	Date:	8/10/2023